SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 23, 2007 (February 21, 2007)
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01: Entry into Material Definitive Agreements

Acceptance of Subscription Agreements and Third Closing of Offering of Common Stock

On February 21, 2007, Zion accepted subscription agreements in a total amount of $829,899 received from thirteen subscribers to its public offering of shares of common stock (the "offering") subject of Zion's Registration Statement on Form SB-2 as declared effective by the Securities and Exchange Commission on September 26, 2006 (the "Registration Statement"). Pursuant to the accepted subscription agreements, the subscribers subscribed for 118,557 shares of Zion's common stock at $7.00 per share to be issued by Zion at the third closing of the offering (the "third closing").

The third closing took place on February 21, 2007. At the third closing Zion issued instructions to the escrow agent to disburse proceeds of the cash subscriptions in the amount of $764,208 to the company and issued 118,557 shares of its common stock to its transfer agent for distribution in accordance with the instructions of the subscribers. The remaining $65,691 of funds in the escrow account attributable to the subscriptions closed in the third closing were distributed at the third closing to Network 1 Financial Services, Inc., the underwriter of the offering, in accordance with the terms of the underwriting agreement as described in the Registration Statement, as follows: $43,794 in commissions and $21,897 of expense reimbursement. At the third closing, Zion also issued to the underwriter, in accordance with the terms of the underwriting agreement, an Underwriter's Warrant to purchase 3,128 shares of Zion common stock at a price of $8.75 per share to be exercisable for a period beginning six months after the final closing of the offering and expiring on December 28, 2009.

Zion will use the proceeds of the third closing for the purposes and in the amounts described in the Registration Statement.

Item 8.01: Other Events

1. Announcement of Anticipated Fourth Closing of Offering

On February 22, 2007, Zion announced that the closing of its offering subject of the Registration Statement previously announced as scheduled to take place on February 28, 2007 is still scheduled for that date, though it will be denominated the "Fourth Closing". The terms of the continuing offering will be the same as prior to the third closing at $7.00 per share with a 100 share minimum. See press release attached at Exhibit 99.1 at Item 9.01(d) below.

Under the terms of the offering, the offering will then remain open through the earlier of (i) March 26, 2007 (subject to extension as provided in the Registration Statement) or (ii) the date on which a total of 2,000,000 shares have been subscribed and accepted - unless earlier terminated by the company.

Item 9.01(d):

Exhibit 99.1 Press Release dated February 22, 2007.

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 23, 2007

Zion Oil and Gas, Inc.

By: /s/ E A Soltero

Eugene A. Soltero
Chief Executive Officer